SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 4th, 2007

Commission File No. 0-9989

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

CANADA
(Jurisdiction of Incorporation)

Not Applicable
(I.R.S. Employer Identification No.)

2838 Bovaird Drive West
Brampton, Ontario, L7A 0H2, Canada
(Address of Principal Executive Offices)

(905) 455-1990
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SUNOPTA INC.

FORM 8-K

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 4, 2007 SunOpta Inc. (the "Company") entered into an amended and restated credit agreement by and among the Company, Bank of Montreal, as agent, Harris N.A., as U.S. security agent and U.S. administrative agent, and the lenders party thereto (the "Restated Credit Agreement").

The Restated Credit Agreement increased the Company's available operating lines of credit by $30 million and adds a $20 million acquisition facility available for future strategic acquisition or internal growth opportunities. The increase in available operating lines replaces other credit facilities that have been consolidated and increases the availability of borrowings to approximately $85 million under the Restated Credit Agreement. The Company currently has term debt outstanding under the Restated Credit Agreement of approximately $54 million. Interest is due quarterly in arrears on any outstanding borrowings at rates set forth in the Restated Credit Agreement plus the applicable margin. The applicable margin is based upon the Company's leverage ratio calculated in accordance with the Restated Credit Agreement. The Company's obligations under the Restated Credit Agreement are collateralized by substantially all of its assets and substantially all the assets of all certain Company subsidiaries in which a security interest may lawfully be granted.

The Restated Credit Agreement contains affirmative and negative covenants by the Company customary for financing transactions of this type, including those relating to mandatory prepayment upon the occurrence of certain events. In addition, the Restated Credit Agreement imposes certain restrictions on the Company's ability to engage in certain transactions, including those with affiliates or certain other extraordinary transactions.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information provided in Item 1.01 of this Current Report 8-K is incorporated herein by reference.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

(a)     Not applicable
(b)     Not applicable
(c)     Not applicable
(d)     Exhibits

Exhibit No.	Description

10.1	Fourth Amended and Restated Credit Agreement made as of July 4th, 2007 among SunOpta Inc. and various other parties

99.1	Press release dated July 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUNOPTA INC.

By	/s/ Steven R. Bromley	By	/s/ John Dietrich

	Steven R. Bromley,		John Dietrich,
	President and Chief Executive Officer		Vice President and Chief Financial Officer

Date	July 10, 2007	Date	July 10, 2007